Exhibit 3.1

ARTICLES SUPPLEMENTARY
DESIGNATING THE RIGHTS AND PREFERENCES
OF
THE FLOATING RATE SERIES B NON-CUMULATIVE PERPETUAL PREFERRED STOCK,
PAR VALUE $0.01 PER SHARE

OF

HUNTINGTON BANCSHARES INCORPORATED

Huntington Bancshares Incorporated, a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

First: Under a power contained in Article Fifth of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) and a duly authorized committee thereof (the “Committee”), by duly adopted resolutions, classified and designated 35,500 shares of the authorized but unissued serial preferred stock of the Corporation, par value $0.01 per share (the “Serial Preferred Stock”), as Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article Fifth of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

FLOATING RATE SERIES B NON-CUMULATIVE PERPETUAL
PREFERRED STOCK

Section 1. Designation of Series and Number of Shares. The shares of such series of Serial Preferred Stock shall be designated as the “Floating Rate Series B Non-Cumulative Perpetual Preferred Stock” (the “Series B Preferred Stock”), and the authorized number of shares that shall constitute such series shall be 35,500 shares, which may be decreased (but not below the number of shares of Series B Preferred Stock then outstanding) from time to time by the Board of Directors. Shares of outstanding Series B Preferred Stock that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Serial Preferred Stock undesignated as to series.

Section 2. Ranking. The Series B Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with the Corporation’s 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock, par value of $0.01 and liquidation value per share of $1,000 (the “Series A Preferred Stock”) and each class or series of preferred stock the Corporation may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Parity Securities”) and (2) senior to the Common Stock and each other class or series of preferred stock the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (the “Junior Securities”).

Section 3. Definitions. As used herein with respect to the Series B Preferred Stock:

(a) “Articles Supplementary” means these Articles Supplementary, dated December 28, 2011 and, upon any restatement of the Charter, shall mean the terms of the Series B Preferred Stock as set forth in Article Fifth of the Charter.

(b) “Board of Directors” means the Board of Directors of the Corporation or any committee thereof duly authorized to act on behalf of such Board of Directors.

(c) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York or Columbus, Ohio are generally required or authorized by law to be closed.

(d) “Bylaws” means the Amended and Restated Bylaws of the Corporation, as may be amended from time to time.

(e) “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time; provided that the Corporation shall use its best efforts to ensure that there is at all relevant times when the Series B Preferred Stock is outstanding a person or entity appointed and serving as such agent. The Calculation Agent may be a person or entity affiliated with the Corporation.

(f) “Charter” means the charter of the Corporation, as amended or supplemented from time to time.

(g) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(h) “Corporation” means Huntington Bancshares Incorporated, a Maryland corporation.

(i) “Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

(j) “Dividend Determination Date” has the meaning set forth in Section 4(c).

(k) “Dividend Rate” has the meaning set forth in Section 4(c).

(l) “Dividend Payment Date” has the meaning set forth in Section 4(b).

(m) “Dividend Period” has the meaning set forth in Section 4(b).

(n) “DTC” means The Depository Trust Company and its successors or assigns.

(o) “Effective Date” means the date on which shares of the Series B Preferred Stock are first issued.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Corporation, the Transfer Agent, the Registrar and any paying agent as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and for all other purposes.

(r) “Junior Securities” has the meaning set forth in Section 2.

(s) “London banking day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

(t) “Liquidation Preference” means, as to the Series B Preferred Stock, $1,000 per share.

(u) “Officer” means the President, the Chief Executive Officer, the Chief Operating Officer, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

(v) “Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

(w) “Parity Securities” has the meaning set forth in Section 2.

(x) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(y) “Preferred Stock Directors” has the meaning set forth in Section 8(a).

(z) “Record Date” has the meaning set forth in Section 4(b).

(aa) “Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series B Preferred Stock, and its successors and assigns.

(bb) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series B Preferred Stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of the Series B Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series B Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series B Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Regulation Y, 12 C.F.R. 225 (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of the Series B Preferred Stock is outstanding.

(cc) (dd) (ee)	“Serial Preferred Stock” has the meaning set forth in Article First.
“Series A Preferred Stock” has the meaning set forth in Section 2.
“Series B Preferred Stock” has the meaning set forth in Section 2.

(ff) “Three-Month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date. If no offered rate appears on Reuters screen page “LIBOR01” on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, after consultation with the Corporation, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, “Three-Month LIBOR” will be the arithmetic average (rounded upward if necessary to the nearest         .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable Dividend Period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, “Three-Month LIBOR” will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, “Three-Month LIBOR” for the next Dividend Period will be equal to Three-Month LIBOR in effect for the then-current Dividend Period.

(gg) “Transfer Agent” means Computershare Investor Services, Inc. acting as the Transfer Agent, the Registrar and any paying agent for the Series B Preferred Stock, and its successors and assigns, including any successor transfer agent appointed by the Corporation.

Section 4. Dividends.

(a) From and after the Effective Date, Holders shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of legally available funds, on a non-cumulative basis, cash dividends in the amount determined as set forth in Section 4(c), and no more.

(b) Subject to Section 4(a), dividends shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”) commencing on January 15, 2012, or, if any such day is not a Business Day, the next Business Day. Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the first day of the month in which the relevant Dividend Payment Date occurs (each, a “Record Date”). Each period from and including a Dividend Payment Date (or the date of the issuance of the Series B Preferred Stock) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(c) Dividends, if, when and as authorized by the Board of Directors and declared by the Corporation, will be, for each outstanding share of Series B Preferred Stock, at a floating rate equal to Three-Month LIBOR plus a spread of 2.70% per annum for each Dividend Period on the $1,000 per share liquidation preference (the “Dividend Rate”). Dividends payable for a Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled Dividend Payment Date falls on a day that is not a Business Day, the dividend will be paid on the next Business Day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid. No interest or sum of money in lieu of interest will be paid on any dividend payment on a share of Series B Preferred Stock paid later than the scheduled Dividend Payment Date.

The Dividend Rate for a Dividend Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the second London banking day prior to the beginning of the Dividend Period (the “Dividend Determination Date”) for the Dividend Period. The Calculation Agent then will add Three-Month LIBOR as determined on the Dividend Determination Date and the applicable spread. Absent manifest error, the Calculation Agent’s determination of the Dividend Rate for a Dividend Period for the Series B Preferred Stock will be binding and conclusive on holders of the Series B Preferred Stock, the Transfer Agent, and the Corporation.

(d) Dividends on the Series B Preferred Stock are non-cumulative. If the Board of Directors does not authorize and the Corporation does not declare a dividend on the Series B Preferred Stock or if the Board of Directors authorizes and the Corporation declares less than a full dividend in respect of any Dividend Period, the Holders will have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and the Corporation will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are authorized, declared and paid for any future Dividend Period with respect to the Series B Preferred Stock or the Common Stock or any other class or series of the Corporation’s preferred stock.

(e) If full quarterly dividends on all outstanding shares of the Series B Preferred Stock for any Dividend Period have not been authorized, declared, and paid or set aside for payment, the Corporation shall not declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Junior Securities during the next succeeding Dividend Period, other than:

(i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan;

(ii) any declaration of a dividend in connection with any stockholders’ rights plan, including with respect to any successor stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, including with respect to any successor stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and

(iii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities.

If dividends for any Dividend Payment Date are not paid in full on the shares of the Series B Preferred Stock and there are issued and outstanding shares of Parity Securities with the same Dividend Payment Date, then all dividends declared on shares of the Series B Preferred Stock and such Parity Securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full quarterly dividends per share on the shares of the Series B Preferred Stock and all such Parity Securities otherwise payable on such Dividend Payment Date (subject to their having been authorized by the Board of Directors and declared by the Corporation out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accumulated but unpaid dividends) bear to each other.

(f) Payments of cash for dividends will be delivered to the Holder or, in the case of global certificates, through a book-entry transfer through DTC or any successor Depositary.

Section 5. Redemption.

(a) The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series B Preferred Stock is not redeemable prior to January 15, 2017. On and after that date, Series B Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, on any Dividend Payment Date. Holders of Series B Preferred Stock will have no right to require the redemption or repurchase of Series B Preferred Stock. Notwithstanding the foregoing, at any time following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, all (but not less than all) of the shares of the Series B Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus an amount equal to the sum of (i) any authorized, declared and unpaid dividends in any prior Dividend Period and (ii) any unpaid dividends for the Dividend Period in which the redemption date occurs (whether or not declared) calculated at the Dividend Rate on the basis of a full Dividend Period multiplied by a fraction, the numerator of which is the number of days in such Dividend Period prior to the redemption date, and the denominator of which is the total number of days in such Dividend Period, upon notice given as provided in subsection (b) below.

(b) If shares of Series B Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series B Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if any depositary shares representing proportional interests in the Series B Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by a holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series B Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series B Preferred Stock will terminate, except the right to receive the redemption price plus any declared and unpaid dividends (or in the case of a redemption following the occurrence of a Regulatory Capital Treatment Event, the redemption price plus an amount equal to the sum of (i) any authorized, declared and unpaid dividends in any prior Dividend Period and (ii) any unpaid dividends for the Dividend Period in which the redemption date occurs (whether or not declared) calculated at the Dividend Rate on the basis of a full Dividend Period multiplied by a fraction, the numerator of which is the number of days in such Dividend Period prior to the redemption date, and the denominator of which is the total number of days in such Dividend Period). Any notice of redemption, once given, shall be irrevocable.

(c) In case of any redemption of only part of the shares of Series B Preferred Stock at the time outstanding, the shares of Series B Preferred Stock to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable and permitted by the rules of any stock exchange on which the Series B Preferred Stock is listed.

Section 6. Liquidation Rights.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of $1,000 per share of Series B Preferred Stock, plus an amount equal to any authorized and declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(b) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation) on the Series B Preferred Stock, by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of Holders of shares of Series B Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 7. Maturity. The Series B Preferred Stock shall be perpetual.

Section 8. Voting Rights. The Holders of Series B Preferred Stock shall not have any voting rights except as set forth below.

(a) Right To Elect Two Directors upon Nonpayment Events.

(i) If and when the dividends on the Series B Preferred Stock or on any other class or series of the Corporation’s Parity Securities that has voting rights equivalent to those of the Series B Preferred Stock, have not been authorized, declared and paid (A) in the case of the Series B Preferred Stock and Parity Securities bearing non-cumulative dividends, in full for at least six quarterly Dividend Periods or their equivalent (whether or not consecutive), or (B) in the case of Parity Securities bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly Dividend Periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting the Board of Directors will be automatically increased by two. Holders of Series B Preferred Stock, together with the holders of all other affected classes and series of Parity Securities, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect the two additional members of the Board of Directors (the “Preferred Stock Directors” ) at any annual or special meeting of stockholders at which directors are to be elected or any special meeting of the holders of Series B Preferred Stock and any Parity Securities for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause the Corporation to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. In addition, the Board of Directors shall at no time have more than two Preferred Stock Directors.

(ii) At any time after this voting power has vested as described above, the Corporation’s Secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of Series B Preferred Stock and such Parity Securities (addressed to the Secretary at the Corporation’s principal office) must, call a special meeting of the holders of Series B Preferred Stock and such Parity Securities for the election of the Preferred Stock Directors. Notice for a special meeting will be given in a similar manner to that provided in the Bylaws for a special meeting of the stockholders, which the Corporation will provide upon request, or as required by law. If the Corporation’s Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any Holder of shares of Series B Preferred Stock may (at the Corporation’s expense) call such meeting upon notice as provided in this Section 8, and for that purpose will have access to the Corporation’s stock books. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the Board of Directors to serve until the next annual meeting of the stockholders upon the nomination by the remaining Preferred Stock Director or if none remains in office, by the vote of the holders of record of the outstanding shares of Series B Preferred Stock and all Parity Securities, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Whenever full dividends have been paid or set aside for payment on the Series B Preferred Stock and any non-cumulative Parity Securities for at least four consecutive Dividend Periods and all dividends on any cumulative Parity Securities have been paid in full, then the right of the Holders of Series B Preferred Stock to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting the Board of Directors will be automatically reduced accordingly.

(b) Other Voting Rights.

(i) So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by the Charter, the vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and any class or series of Parity Securities with similar rights then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(A) Certain Charter Amendments. Any amendment of the Charter to authorize, or increase the authorized amount of, any shares of any class or series of stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or distribution of assets on the Corporation’s liquidation; as well as any amendment of the Charter or Bylaws that would alter or change the voting powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely; provided that the amendment of the Charter so as to authorize or create, or to increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of stock of the Corporation ranking on a parity with or junior to the Series B Preferred Stock with respect to dividends and in the distribution of assets on the Corporation’s liquidation, dissolution or winding up, shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series B Preferred Stock; or

(B) Certain Mergers and Consolidations. Any merger or consolidation of the Corporation with or into any entity other than a corporation (or comparable foreign entity), or any merger or consolidation of the Corporation with or into any corporation (or comparable foreign entity) unless (i) the Corporation is the surviving corporation in such merger or consolidation and the Series B Preferred Stock remains outstanding or (ii) the Corporation is not the surviving entity in such merger or consolidation but the Series B Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock or similar security of the surviving or resulting entity, or the entity controlling such entity, having voting powers, preferences and special rights that, if such change were effected by amendment of the Charter, would not require a vote of the Holders of the Series B Preferred Stock under Section 8(b)(i)(A).

(c) Sections 8(a) and (b) shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of Holders of Series B Preferred Stock to effect the redemption.

(d) Except as expressly provided in this Section 8, each Holder of Series B Preferred Stock will have one vote per share on any matter in Section 8(a) and 8(b) on which Holders of Series B Preferred Stock are entitled to vote, including any action by written consent. The Holders of the Series B Preferred Stock shall have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in the Charter, of the Series B Preferred Stock.

Section 9. Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Registrar and paying agent for the Series B Preferred Stock shall initially be Mellon Investor Services LLC. The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar and paying agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 10. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the record Holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

Section 11. Notices. All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Articles Supplementary, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series B Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the Holders of Series B Preferred Stock in any manner permitted by such facility.

Section 12. No Preemptive Rights. No share of Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 13. Replacement Certificates. The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 14. Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Second: The Series B Preferred Stock has been classified and designated by the Board of Directors and the Committee, under the authority contained in the Charter.

Third: These Articles Supplementary have been approved by the Board of Directors and the Committee in the manner and by the vote required by law.

Fourth: The undersigned Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its CFO and attested to by its Secretary on this 28th day of December, 2011.

ATTEST:	HUNTINGTON BANCSHARES INCORPORATED
By: /s/Richard A. Cheap—	By: /s/ Donald R. Kimble—(SEAL)

NameRichard A. Cheap Title: Secretary	Name: Donald R. Kimble Title: SEVP and Chief Financial Officer

[Signature page – Articles Supplementary]